Exhibit 99.1

Press Release

Vuzix to List Shares on NASDAQ Capital Market

NASDAQ trading in “VUZI” to commence on January 28, 2015

ROCHESTER, NY, January 26, 2015 — Vuzix® Corporation (OTCQB: VUZI) (“Vuzix” or, the “Company”), a leading supplier of video eyewear and smart glasses products in the consumer, commercial and entertainment markets, announced today it has received approval from the NASDAQ Stock Market LLC ("NASDAQ") for the listing of its common stock on the NASDAQ Capital Market. Vuzix common stock will retain the ticker symbol "VUZI" and will commence trading on the NASDAQ Capital Market on January 28, 2015.

Paul Travers, CEO and Founder of Vuzix Corporation said, “It has always been our intention to be a NASDAQ-listed company and we have now achieved that goal for our shareholders. Our recent investment from Intel Corporation and the related transactions not only provided us with the capital to accelerate products around our next generation wearable technology, but also transformed our balance sheet to meet NASDAQ’s listing criteria. With this listing on a U.S. national securities exchange, we believe we will be able to enhance our Company visibility as we continue to seek to improve shareholder value moving forward.”

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 39 patents and 12 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2014 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (VUZI.QB) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to potential impact of listing on NASDAQ, future business, and the value of the IP portfolio, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sec.gov and www.sedar.com, respectively). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor information contact:

Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

Tel: (877) 368-3566

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com